[Bank of Franklin Letterhead]


                                 June 12, 1996

Dear Shareholder:

        On May 13, 1996, we mailed a notice of the Annual Meeting of the Shareholders of The Bank of Franklin to you which included a proxy statement related to your consideration of an affiliation between the Bank and The Bank of Sussex and Surry. A copy of the cover letter accompanying the proxy statement is included with this letter.

        As of today, we have not received your signed proxy. Management strongly supports the proposed affiliation and it is essential that we have enough shares represented at the meeting to conduct the business on the agenda. If a sufficient number of signed proxies are not received by the Bank by the time scheduled for the meeting, the Bank may adjourn the meeting to permit continued solicitation with respect to approval, thus incurring significant additional expenses.

        To facilitate the prompt receipt of your proxy, we have enclosed an additional proxy card. If you have not already done so, please complete, sign and return one of the proxy cards in the self addressed envelope provided. Returning your proxy DOES NOT restrict your right to attend the Annual Meeting and vote your shares in person. It will, however, save the Bank the additional and unnecessary expense of adjournment of the meeting to a later date.

        Thank you for your continued support and prompt attention to this matter. We look forward to seeing you at the Annual Meeting.

                        Sincerely,

                        W.O. Pearce
                        President

enclosures: Letter of May 13, 1996
            Proxy Card
            Return Envelope

                     [The Bank of Franklin Letterhead]

                                May 13, 1996

Dear Fellow Shareholder:

                  You are cordially invited to attend the Annual Meeting of Shareholders of The Bank of Franklin ("BOF") to be held at the American Legion Building, located at 935 Armory Drive, Franklin, Virginia on June 27, 1996 at 7:30 p.m.

                  At the meeting, shareholders will consider and vote on the Agreement and Plan of Reorganization, dated January 25, 1996 (the "Agreement"), between BOF and The Bank of Sussex and Surry ("BSS") pursuant to which, among other things, BOF and BSS will affiliate under a holding company structure. This will be accomplished by BOF and BSS forming a corporation, United Community Bankshares, Inc. (the "Holding Company"), followed by a share exchange transaction with each of the respective banks, such that each bank will become a wholly-owned subsidiary of the Holding Company (the "Reorganization"). The resulting banks will have the same name, employees, branch offices and business operations as BOF and BSS, respectively. Under the terms of the Agreement, each share of common stock of BOF outstanding immediately prior to consummation of the Reorganization will be converted into and exchanged for 4.806 shares of Holding Company Common Stock, and each share of common stock of BSS outstanding at such time will be converted into and exchanged for 3.0 shares of Holding Company Common Stock. Following the Reorganization, BOF and BSS each will continue to carry on its banking business as a wholly-owned subsidiary of the Holding Company in substantially the same manner as before the Reorganization.

                  The conversion of shares (other than for cash in lieu of any fractional shares) will be a tax-free transaction for federal income tax purposes. Details of the proposed Reorganization are set forth in the accompanying Joint Proxy Statement, which you are urged to read carefully in its entirety. Approval of the Reorganization requires the affirmative vote of more than of the outstanding shares of BOF common stock.

                  Approval of the Agreement requires the affirmative vote of the holders of more than four-fifths of the outstanding shares of BOF Common Stock. Your Board of Directors approved the Reorganization and believes that it is in the best interests of BOF and its shareholders. Accordingly, the Board recommends that you VOTE FOR the Reorganization and asks that you return the enclosed proxy card within 10 days of receipt of the enclosed Proxy Statement/Prospectus.

                  At the meeting, you also will vote on the election of three Class A directors to serve until the consummation of the Reorganization between BOF and BSS or, if the Reorganization is not consummated, to serve three year terms until the 1999 Annual Meeting of Shareholders. Your Board of Directors unanimously supports these individuals and recommends that you VOTE FOR them as directors.

                  The last item of business at the meeting will be ratification of the appointment of Goodman & Company, L.L.P. as BOF's independent certified public accountants.

                  We hope you can attend the Annual Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own. We look forward to seeing you at the Annual Meeting.

                                                Sincerely,

                                                Wenifred O. Pearce
                                                President and Chief
                                                Executive Officer